EXHIBIT 10.2

DANA INCORPORATED

November 24, 2024

James K. Kamsickas

Via e-mail

Re:       Retirement, Transition and Release Agreement

Dear James:

In consideration of and subject to the terms and conditions of this Retirement, Transition and Release Agreement (“Release and Transition Agreement”), you agree to step down from your role as Chief Executive Officer of Dana Incorporated and its subsidiaries (collectively, the “Company”), effective as of November 25, 2024 (“Effective Date”). Between the Effective Date and March 31, 2025, you will serve as a special advisor to the Company, pursuant to Sections 6 and 7 of this agreement. Your last day of employment with the Company will be March 31, 2025 (“Separation Date”) and you will receive the separation payments and benefits under Section 6.4.1 of the Executive Employment Agreement between you and the Company, dated as of July 8, 2015 (the “Employment Agreement”) which are summarized in Exhibit A to this Release and Transition Agreement. In order to receive (i) the separation benefits provided in Section 6.4.1 of the Employment Agreement and (ii) the equity acceleration benefits under the Dana Incorporated 2021 Omnibus Incentive Plan (the “Equity Plan”) and your applicable award agreements as summarized in Exhibit A (collectively, the “Separation Benefits”), you must sign this Release and Transition Agreement. All payments in respect of the Separation Benefits shall be reduced by all applicable withholdings and deductions required by law. Capitalized terms used in this Release and Transition Agreement that are not otherwise defined shall have the meanings attributed to them in the Employment Agreement.

Effective as of the Effective Date, you hereby confirm your resignation from the Board of Directors of the Company (the “Board”), as required by Section 4 of the Employment Agreement. In addition, as of the Effective Date, you acknowledge and agree that you have (a) resigned from your role as the President and Chief Executive Officer of the Company, and relinquished and resigned from any and all titles, positions and appointments with the Company or any of its subsidiaries or affiliates (the “Company Group”), whether as an officer, director, employee, consultant, agent, trustee or otherwise, and (b) no authority to act on behalf of any member of the Company Group, and shall not hold yourself out as having such authority, enter into any agreement or incur any obligations on behalf of any member of the Company Group, commit any member of the Company Group in any manner or otherwise act in an executive or other decision-making capacity with respect to any member of the Company Group. You agree to execute such documents promptly as may be reasonably requested by the Company to evidence your separation from employment and cessation of service on the Separation Date. In addition, you acknowledge and agree that, your six-month pre-Change in Control protection period, for purposes of Section 13 of your Employment Agreement, begins as of the Effective Date.

Your participation in any Company-sponsored health, dental and/or vision insurance benefit plans will terminate on the Separation Date. Thereafter, you will be eligible to continue coverage under such benefit plans pursuant to the provisions of the Consolidated Omnibus Reconciliation Act of 1985 (“COBRA”) as set forth in Exhibit A, or you may choose to purchase insurance on the public exchange or elsewhere. Except as provided herein, all other benefits will end as of the Separation Date.

Regardless of whether you sign this Release and Transition Agreement, you shall receive (i) payment of your accrued and unpaid Base Salary and accrued and unused vacation through the Separation Date, payable not later than the first complete payroll payment date following the Separation Date, (ii) reimbursement of any unreimbursed business expenses you have incurred through the Separation Date in accordance with the policies and procedures applicable under Section 5.7 of the Employment Agreement and (iii) any unpaid annual and long-term cash bonus earned for a completed previous performance period, payable when such bonuses are paid to other senior executives of the Company. You shall also retain any accrued and vested benefits under all Company employee benefit plans in which you participate in accordance with the terms of such plans. You shall also be covered under any applicable indemnification agreement and directors’ and officers’ liability insurance for any actions or inactions through the Separation Date.

1.       No Other Compensation or Benefits. Except for the payments and benefits set forth above and the Separation Benefits provided for in this Release and Transition Agreement, you agree you are not entitled to any other or further compensation, remuneration, benefits, severance, reimbursement, or payments from the Company Group. You acknowledge and agree that, except for the payments and benefits set forth above and the Separation Benefits provided for in this Release and Transition Agreement, you have been paid any bonuses and/or any other awards you have earned under the terms of any plan or agreement with the Company where the amounts were payable to you prior to your Separation Date. Subject to the foregoing, you acknowledge and agree that no other compensation, bonuses or awards are payable to you, and therefore, you acknowledge and agree you have been paid for all time worked and are owed no further wages and/or compensation of any kind.

2.       Release & Covenant Not To Sue. In exchange for the Separation Benefits, you (on behalf of yourself, your heirs, your executors, and your assigns and all persons who might have claims deriving from your own) unconditionally, and to the maximum extent permitted by law, waive and release any and all lawsuits, debts, obligations, demands, judgments, damages, or causes of action that may lawfully be released by private agreement (referred to in this Release and Transition Agreement as “claims”) you have or might have against the Company and each member of the Company Group and any of their predecessors, parents, subsidiaries, divisions, affiliates, and related entities, including any of their past and present owners, officers, directors, shareholders, members, managing members, agents, attorneys, employees, and successors (with regard to individuals, the definition includes in their individual capacity and corporate capacity other than with regard to owners, shareholders, agents and attorneys whom shall only be released from claims in their capacities as such), firms, or entities (“Released Parties”). These claims include, but are not limited to, all claims, whether known or unknown, arising up to and including the date you sign this Release and Transition Agreement, whether under contract, tort, statute, equity, or common law, including any and all foreign, federal, state, and/or local constitutional, statutory, regulatory, or common law. Released claims include, but are not limited to (i) claims covered by the Americans with Disabilities Act, the Age Discrimination in Employment Act (“ADEA”), Title VII of the Civil Rights Act, the Family and Medical Leave Act (“FMLA”), the Employee Income Retirement and Security Act (“ERISA”) (with respect to unvested benefits), the Equal Pay Act, the Sarbanes-Oxley Act of 2002, the Worker Adjustment and Retraining Notification Act, the National Labor Relations Act and the Genetic Information Nondiscrimination Act of 2008, all as amended and including all of their respective implementing regulations; (ii) any and all claims for compensation of any type whatsoever, including but not limited to claims for salary, wages, bonuses, commissions, incentive compensation, vacation and/or severance; (iii) any and all claims arising under tort, contract and/or quasi-contract law, including but not limited to claims of breach of an expressed or implied contract, tortious interference with contract or prospective business advantage, breach of the covenant of

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good faith and fair dealing, promissory estoppel, detrimental reliance, invasion of privacy, nonphysical injury, personal injury or sickness or any other harm, wrongful or retaliatory discharge, fraud, defamation, slander, libel, false imprisonment, negligent or intentional infliction of emotional distress; and (iv) any and all claims for monetary or equitable relief, including but not limited to attorneys’ fees, back pay, front pay, reinstatement, experts’ fees, medical fees or expenses, costs and disbursements. Damages released and waived include back pay, future pay, lost benefits, any and all wages, compensatory damages, emotional distress, physical injury damages, pain and suffering, liquidated damages, punitive damages, exemplary damages, attorney’s fees, costs, civil fines, penalties and interest. This is a general release. You expressly acknowledge that this general release includes, but is not limited to, any and all claims arising out of or related to your employment with and separation from the Company Group, whether or not they are known to you at the time you sign this Release and Transition Agreement.

By signing this Release and Transition Agreement, you expressly acknowledge and represent that (a) you have suffered no injuries or occupational diseases arising out of or in connection with your employment by the Company Group; (b) you have received all wages to which you were entitled as an employee of the Company Group; (c) you received all leave to which you were entitled under the FMLA; and (d) you are not aware of any facts or circumstances constituting a violation of the FMLA, the Fair Labor Standards Act, or any applicable state leave or wage payment law.

You expressly agree that this Release and Transition Agreement forever precludes you from bringing, instituting, maintaining, further pursuing, or participating in any lawsuit against the Released Parties for any causes or claims released herein, except as stated below. You further agree that this Release and Transition Agreement may be pleaded as a full defense to any action, suit, arbitration or other proceeding covered by the terms hereof which is or may be initiated, prosecuted or maintained by you, your descendants, dependents, heirs, executors, administrators or permitted assigns. You specifically waive any right to become, and promise not to become, a member of any class in which a claim against the Released Parties is made involving any events leading up to the date you sign this Release and Transition Agreement, except where such waiver is prohibited by law. You represent that you have not filed or otherwise initiated any lawsuit, charge, claim, or demand against any of the Released Parties. You further agree that should you or any person, organization, or other entity bring or file, or cause or permit to be brought or filed, any civil action, suit, or administrative or legal proceeding involving any matter occurring at any time prior to the date you sign this Release and Transition Agreement, you shall not accept any personal, equitable, or monetary relief in such civil action, suit, or administrative or legal proceeding, except where such waiver is prohibited by law. You agree that the Separation Benefits fully satisfy any individual relief to which you are entitled as a result of your employment with and separation from the Company.

3.       Reservation of Your Rights. Notwithstanding the foregoing, your release of claims herein does not apply to (i) claims for unemployment or workers’ compensation benefits, (ii) claims for the Separation Benefits or any other consideration provided for under this Release and Transition Agreement, or claims or rights that may arise after the date that you sign this Release and Transition Agreement, (iii) claims for reimbursement of expenses under the Company’s expense reimbursement policies, (iv) any vested rights under the Company’s ERISA-covered employee benefit plans as applicable on the date you sign this Release and Transition Agreement, (v) claims relating to vesting of equity awards in accordance with this Release and Transition Agreement, (vi) claims for indemnification or for coverage under directors’ and officers’ liability insurance policies and (vii) any claims that controlling law clearly states may not be released by private agreement.

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Moreover, nothing contained in this Release and Transition Agreement, including the Release & Covenant Not to Sue, and Confidentiality provisions, is intended to or shall preclude you from communicating with, filing a charge or complaint with, providing documents or information voluntarily or in response to a subpoena or other information request to, or from participating in an investigation or proceeding conducted by a government agency, including, but not limited to, the Equal Employment Opportunity Commission and the National Labor Relations Board. However, by signing this Release, you are waiving your right to recover any individual relief (including any backpay, front pay, reinstatement or other legal or equitable relief) in any charge, complaint, or lawsuit or other proceeding brought by you or on your behalf by any third party, except for any right you may have to receive a payment or award from a government agency (and not the Company) for information provided to the government agency or where otherwise prohibited. In addition, nothing in this Release, including the Release & Covenant Not to Sue and Confidentiality provisions prohibits you from testifying truthfully in any legal process between you and the Company or any of its affiliates.

In addition, nothing prevents you from discussing or disclosing conduct, or the existence of a settlement involving conduct, that you reasonably believed to be illegal discrimination, illegal harassment, illegal retaliation, a wage and hour violation, or sexual assault, or that is recognized as illegal under state, federal, or common law, or that is recognized as against a clear mandate of public policy, where the conduct occurred at the workplace, at work-related events coordinated by or through the employer, between employees, or between an employer and an employee, whether on or off the employment premises; provided, however, that you remain subject to the obligation to keep confidential the amount paid in settlement of any claim.

Nothing in this Release waives your right to testify in an administrative, legislative, or judicial proceeding concerning alleged criminal conduct or alleged sexual harassment on the part of the Company, or on the part of the agents or employees of the Company, including but not limited to when you have been required or requested to attend such a proceeding pursuant to a court order, subpoena, or written request from an administrative agency or the legislature.

4.       Restrictive Covenants. The Company’s obligation to make the Separation Benefits is expressly conditioned on your continued compliance with your post-employment obligations to the Company Group, including without limitation, the obligations set forth in Section 7 (Confidential Information), Section 8 (Statements to Third Parties), Section 9 (Non-Competition), Section 10 (Non-Solicitation), Section 11 (Developments) and Section 12 (Remedies) of the Employment Agreement. If you breach of any of such obligations, then in addition to any other remedy that may be available at law or in equity, the Company’s obligation to make any further Separation Benefits shall cease on the date of such breach.

5.       Return of Company Property. Whether you enter into this Release and Transition Agreement or not, within ten (10) business days of your Separation Date, you must return to the Company all of the Company’s property in your possession (other than de minimis items) including, but not limited to: computers; PDAs; cellular phones; credit cards; files, notes, books, binders, manuals, and other printed material; computer disks and software; and all other tangible and intangible property belonging to the Company and obtained by you in connection with your employment with the Company, including all copies of such property, in any form, electronic or otherwise. You agree to provide the Company with any password(s) you installed and/or used on any Company computer or other Company property. You understand that the Company, in its sole discretion, may choose to delay any payments due to you under this Release and Transition Agreement unless and until you comply with this paragraph, but such delay shall not relieve you

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of your other obligations under this Release and Transition Agreement or your release of claims. Notwithstanding the foregoing, you may retain your contacts, calendars and personal correspondence and any information reasonably needed for your personal tax return preparation, and you may retain your laptop computer and related equipment and your iPad; provided, that you shall permit the Company a reasonable opportunity to remove any confidential information of the Company from such electronics.

6.       Transition Period. During the period between the Effective Date and the Separation Date (the “Transition Period”) you will serve as a special advisor to the Company (“Special Advisor”), and will perform transition and advisory services consistent with this Release and Transition Agreement. While serving as Special Advisor, you will provide such support to the Company’s Chief Executive Officer, as requested by the Company’s Chief Executive Officer (collectively, the “Services”). You agree and acknowledge that you will perform your Services as Special Advisor. In addition, you agree to be available to assist the Company, as reasonably requested, on future matters for two years following the Separation Date and the Company will (i) pay you a daily rate of $4,000 for time spent by you of any material portion of any day following the Separation Date on such matters, and (ii) reimburse you for other pre-approved out-of-pocket expenses reasonably incurred in connection with such cooperation, upon the presentation by you of an itemized accounting of such expenditures, with supporting receipts.

7.       Transition Fee. Subject to the terms and conditions of this Release and Transition Agreement, your satisfactory provision of the Services and your compliance with the other terms and conditions of this Release and Transition Agreement, during the Transition Period, the Company will pay you a monthly rate of $114,917, prorated (x) for the first month of the Transition Period or (y) if you resign or terminate the Services before the end of the Transition Period (the “Monthly Service Fee”). Any Monthly Service Fee earned will be payable bi-weekly through the Company’s payroll. In addition, the Company will reimburse you for any actual, reasonable and documented expenses incurred in connection with your provision of Services hereunder, but only to the extent that such expenses are approved in advance by the Chief Executive Officer and incurred in accordance with the Company’s travel and expense policy. In no event will the Company be responsible for taxes on your Monthly Service Fee payable hereunder, or your internal administrative costs or other costs of doing business. For the avoidance of doubt, during the Transition Period, you shall not be eligible for an annual bonus or any annual long-term incentive awards.

8.       Company Representation. Subject to your resignation from the Board, the Company represents and warrants that it, to the knowledge of its chief legal officer and members of the Board (other than you), is not aware of any claims (whether asserted or unasserted) that it has against you as of the date of this Release and Transition Agreement.

9.       Attorney and Advisor Fees. The Company shall reimburse you for (or pay directly), your reasonable attorneys’ and advisors’ fees and costs incurred in connection with the negotiation of this Release and Transition Agreement and your pending employment termination, up to a cap of $50,000.

10.      Miscellaneous

(a)       Partial Invalidity. Should any portion, word, clause, phrase, sentence, or paragraph of this Release and Transition Agreement be declared void or unenforceable, other than the Release

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& Covenant Not To Sue, such portion shall be considered independent and severable from the remainder, the validity of which shall remain unaffected.

(b)       Construction. This Release and Transition Agreement shall not be construed in favor of one Party or against the other.

(c)       Compliance with Terms. The failure to insist upon compliance with any provision contained in this Release and Transition Agreement shall not be deemed a waiver of that provision or condition. If on one or more occasions a party waives or relinquishes a right or power it has in this Release and Transition Agreement, that shall not be deemed a waiver or relinquishment of any right or power at any other time or times.

(d)       Remedy. Failure to abide by the terms of this Release and Transition Agreement shall constitute a breach of this Release and Transition Agreement and shall entitle the Company to cease any and all severance payments and, where appropriate, to immediate injunctive relief to enjoin further breaches of those paragraphs, consequential damages, and reimbursement of all previously paid severance payments (with the exception of one dollar ($1.00)), fees and costs actually incurred in bringing such legal action; provided, that the Company shall provide you with written notice of any such failure to abide and not less than 30 days to cure, if curable. However, you shall remain subject to your obligations under this Release and Transition Agreement, including your release of claims. This paragraph shall not limit any of your reserved rights under this Release and Transition Agreement nor impose any remedy for your doing so.

(e)       Section 409A. This Release and Transition Agreement is intended to be interpreted and applied so that the payment of the Separation Benefits and any other benefits are exempt from, or comply with, the requirements of Internal Revenue Code Section 409A (“Section 409A”) under the short-term deferral and separation pay exemptions set forth in Treasury Regulation Sections 1.409A-1(b)(4) and (9), and shall be interpreted consistently with such provisions. The Company and its respective officers, directors, employees, or agents, however, make no guarantee that the terms of this Release and Transition Agreement are exempt from, the provisions of Section 409A, and you agree that none of them shall have any liability if the payments provided for under this Release and Transition Agreement are subject to, but not in compliance with, the requirements of Internal Revenue Code Section 409A. Section 17.4 of the Employment Agreement is incorporated herein by reference. For purposes of Section 409A, your right to receive any installment payments pursuant to this Release and Transition Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Release and Transition Agreement specifies a payment period with reference to a number of days and such period spans two of your taxable years, the actual date of payment within the specified period shall be in the second of the two taxable years to the extent required by Section 409A.

11.      Older Workers Benefit Protection Act (OWBPA). Pursuant to the OWBPA, you acknowledge and understand that:

(a)       You are waiving claims for age discrimination under the ADEA in exchange for the payments described above;

(b)       Under this Release and Transition Agreement, you shall receive consideration beyond that to which you would be entitled without signing this Release and Transition Agreement;

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(c)       You have been advised in writing and are hereby advised through this Release and Transition Agreement of the right to consult with an attorney before signing this Release and Transition Agreement;

(d)       You have been given a period of at least 21 days (from the original date you were given this Release and Transition Agreement) within which to review and consider this Release and Transition Agreement before signing it; and

(e)       You may revoke this Release and Transition Agreement by providing written notice to the Company within seven days after you sign it, and this Release and Transition Agreement shall not become effective and enforceable until such seven-day period has expired. Any notice of revocation of this Release and Transition Agreement shall not be effective unless given in writing and received by Company within the seven day revocation period via e-mail as follows:

Doug Liedberg

Senior Vice President, General Counsel, Secretary

Chief Compliance & Sustainability Officer

12.      Voluntary & Entire Agreement. Your signature below shall indicate that you are entering into this Release and Transition Agreement freely and with a full understanding of its terms and not in reliance upon any representations other than those explicitly set forth in this Release and Transition Agreement. No changes to this Release and Transition Agreement shall be valid unless in writing and signed by both you and the Company. With the exception of any fiduciary duties you may have to the Company, your obligation not to misappropriate trade secrets, and your obligations under any other restrictive covenants (including covenants not to compete, not to solicit Company employees, and not to solicit Company clients, customers, or business relationships) or confidentiality agreements you may have with the Company that survive termination, this Release and Transition Agreement constitutes the entire understanding and agreement of the parties related to the matters discussed in this Release and Transition Agreement and supersedes any agreement or plan that provides for severance benefits of any kind. This Release and Transition Agreement is in addition to any arbitration, confidentiality and/or lawful restrictive covenant agreements into which you may have entered during your employment with the Company, and your obligations under any such agreements which shall remain in full force and effect. This Release and Transition Agreement shall be interpreted and enforced in accordance with the laws of the State of Delaware.

*      ;*      ;*

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If you are willing to enter into this Release and Transition Agreement with its terms becoming effective on the seventh day following the date signed below, please signify your acceptance in the space indicated below and return to me within 21 days of receiving this Release and Transition Agreement.

Sincerely,

/s/ Doug Liedberg

Doug Liedberg
Senior Vice President, General Counsel, Secretary
Chief Compliance & Sustainability Officer

I, JAMES K. KAMSICKAS, HAVE READ AND UNDERSTAND THIS RELEASE AND TRANSITION AGREEMENT, AND I ACCEPT AND AGREE TO ALL OF ITS TERMS AND CONDITIONS. I ENTER INTO THIS RELEASE AND TRANSITION AGREEMENT VOLUNTARILY, WITH FULL KNOWLEDGE THAT IT SHALL BECOME EFFECTIVE FOLLOWING MY SIGNATURE AND THE TERMS OUTLINED IN THIS RELEASE AND TRANSITION AGREEMENT.

/s/ James K. Kamsick	November 24, 2024
Signature	Date

(Signature Pages to Release of Claims and Separation and Transition Agreement)

EXHIBIT A

Exhibit A

Separation Benefits

1.       Salary Continuation. The Company shall provide you with an amount equal to twenty-four (24) months of Base Salary. The total amount of such payments shall be $2,758,000.

2.       Annual Bonus. The Company shall pay you a cash amount equal to (i) your target annual bonus for 2025 under the Company’s annual incentive program and (ii) your target annual bonus for 2026, each payable when annual bonuses are paid to other senior executives. For the avoidance of doubt, you shall receive your annual bonus for 2024, in the ordinary course, based on actual performance under the Company’s annual incentive program, which will be paid when annual bonuses are paid to other senior executives.

3.       Health & Welfare Benefits. If you timely elect continued coverage under the Company’s group health and welfare plans pursuant to COBRA, the Company shall provide you with medical, dental, prescription, drug, basic life insurance, $5,000,000 MetLife Group variable life insurance and employee assistance program benefits, in each case, for twenty-four (24) months following the Separation Date, subject to your payment of any required employee contributions consistent with those contributions required of active employees of the Company (and which benefits shall be coterminous with your entitlement to COBRA health benefits continuation).

4.       Outplacement Benefits. The Company shall provide you with outplacement benefits up to a maximum cost of $50,000.

5.       Equity Grants. In accordance with the Equity Plan and your applicable award agreements granted thereunder, your outstanding equity awards shall be subject to the following treatment:

a.	a prorated portion of your unvested RSUs (as defined in your applicable award agreement), including any accrued dividend equivalents in respect of such RSUs, shall become nonforfeitable, based on the number of full months you were employed during the period set forth in the vesting schedule applicable to your applicable award agreement, which shall become payable to you in accordance with Section 7 of your applicable award agreement;

b.	a number of Performance Shares (as defined in your applicable award agreement) as determined pursuant to Section 2 of your applicable award agreement at the conclusion of the Performance Period (as defined in your applicable award agreement) shall vest as if you had remained in continuous employment with the Company Group based on the number of whole months that you were employed by the Company Group during the Performance Period, which shall become payable to you in accordance with Section 5(a) of your applicable award agreement.

You acknowledge and agree that the list of your outstanding equity grants that are eligible for the vesting treatment described above following the Separation Date (subject to performance conditions if applicable) is set forth on Schedule I. Except as provided in this Exhibit A, all unvested equity grants shall be forfeited as of the Separation Date. Notwithstanding anything herein to the contrary, all equity grants (whether currently vested or that shall become vested as outlined in this paragraph) shall be governed by the relevant terms of the award agreements and the equity incentive plan or plans under which such grants were issued, except as necessary to take into account modifications made by this paragraph.

SCHEDULE I

Schedule I

Equity Awards Eligible for Prorated Vesting

Equity Grant*	Grant Date	Vesting Schedule	Prorated Portion Subject to Vesting	Vesting and Settlement Date
2023 RSUs	2/14/2023	Vesting in 3 equal annual installments beginning on the first anniversary of the grant date	90,394** (this reflects 13/24 months of vesting)	As soon as reasonably practicable following the Separation Date
2023 Performance Shares***	2/14/2023	Subject to 3-year performance period that ends December 31, 2025	27/36 months would vest (the number of Performance Shares that ultimately vest will be based on actual performance between 0% and 200% of target, depending on performance)	Within 3 months following the Performance Period
2024 RSUs	2/13/2024	Vesting in 3 equal annual installments beginning on the first anniversary of the grant date	136,546** (this reflects 13/36 months of vesting)	As soon as reasonably practicable following the Separation Date
2024 Performance Shares***	2/13/2024	Subject to 3-year performance period that ends December 31, 2026	15/36 months would vest (the number of Performance Shares that ultimately vest will be based on actual performance between 0% and 200% of target, depending on performance)	Within 3 months following the Performance Period

* Your 2022 RSUs will vest in full (i.e., no pro-ration) in February 2025 and your 2022 Performance Shares will vest in full, subject to performance achievement (i.e., the number of Performance Shares that ultimately vest will be based on actual performance between 0% and 200% of target, depending on performance). All figures in this Schedule I are estimates and will be finalized upon your termination of employment and applicable performance achievement.

** Amount of shares does not include accrued dividend equivalents with respect to such award, which will also be subject to vesting.

*** Vesting and determination of amount of shares that would vest remains subject to achievement of Company performance targets through the applicable performance period.